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EX-23


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Deckers Outdoor Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-82538) on Form S-8 of Deckers Outdoor Corporation of our report dated January 10, 2003, with respect to the statements of assets acquired and liabilities assumed of Teva Sport Sandals, Inc. as of November 25, 2002 and December 31, 2001, and the related statements of earnings and cash flows for the period from January 1 to November 25, 2002 and the year ended December 31, 2001, which report appears in the February 7, 2003 current report on Form 8-K/A of Deckers Outdoor Corporation.




                                        KPMG LLP

Los Angeles, California
February 4, 2003